This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated June 28, 1999, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of National City Corporation by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

       NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING COMMON SHARES

                                       OF

                            NATIONAL PROCESSING, INC.

                                       AT

                               $9.50 NET PER SHARE

                                       BY

                            NATIONAL CITY CORPORATION


         National City Corporation (the "Purchaser"), a Delaware corporation and the holder of approximately 87.6% of the Shares (as defined below), is offering to purchase all outstanding common shares, no par value (the "Shares"), of National Processing, Inc., an Ohio corporation (the "Company"), not currently owned by the Purchaser, at a $9.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 28, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the transfer of Shares pursuant to the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JULY 26, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF SHARES THEN OUTSTANDING AND NOT OWNED, BENEFICIALLY OR OF RECORD, BY THE PURCHASER (OTHER THAN SHARES HELD BY AFFILIATES OF THE PURCHASER IN TRUST ACCOUNTS, MANAGED ACCOUNTS OR IN ANY SIMILAR MANNER AS TRUSTEE OR IN A FIDUCIARY CAPACITY, OR ACQUIRED IN SATISFACTION OF DEBTS PREVIOUSLY CONTRACTED). THE OFFER IS ALSO SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. THE OFFER IS NOT CONDITIONED UPON THE PURCHASER'S OBTAINING FINANCING. SEE THE INTRODUCTION AND SECTIONS 1, 13 AND 14 OF THE OFFER TO PURCHASE.

         The Purchaser currently intends to cause the merger of the Company with and into the Purchaser (the "Merger"). On the effective date of the Merger, each outstanding Share (other than any Shares held by the Purchaser, any wholly owned subsidiary of the Purchaser, in the treasury of the Company, and other than Shares, if any, held by shareholders who perfect their appraisal rights under Ohio law) will be converted into the right to receive an amount equal to $9.50 in cash (without interest). The Offer constitutes a "going private" transaction under Rule 13e-3 under the Securities Exchange Act of 1934, as amended.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if and when the Purchaser gives oral or written notice to National City Bank (the "Depositary") of its acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to the tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates (the "Share Certificates") for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

         The Purchaser reserves the right, in its sole discretion, at any time and from time to time (but shall not be obligated) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension also will be publicly announced by a press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below) of the Offer.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date, and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after August 26, 1999. The term "Expiration Date" means 12:00 midnight, New York City time, on July 26, 1999, or the latest time and date at which the Offer, as extended by the Purchaser, will expire. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Depositary to be credited with the withdrawn Shares, and otherwise comply with the procedures of the Depositary for such withdrawal. If Share Certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn also must be furnished to the Depositary as aforesaid prior to the physical release of such Share Certificates. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of the Offer to Purchase at any subsequent time prior to the Expiration Date. None of the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

         In accordance with Ohio law, the Company furnished the Purchaser with its shareholder list for the purpose of disseminating the Purchaser's Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials have been mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be payable to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                                111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                         Call Toll Free: (888) 976-2663


                      The Dealer Manager for the Offer is:

                               MERRILL LYNCH & CO.
                             World Financial Center
                                   North Tower
                          New York, New York 10281-1314
                          (212) 449-8971 (Call Collect)


June 30, 1999